EXHIBIT I-2

TEXT OF FUNDAMENTAL INVESTMENT RESTRICTIONS RECOMMENDED TO BE AMENDED
(As Described in Proposal 5)

Borrowing
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Borrow money [or mortgage or pledge any of its assets]*, except that borrowing for temporary or emergency purposes may be made in the amount up to 5% of the total asset value.	Franklin Federal Tax-Free Income Fund

Borrow money [or mortgage or pledge any of its assets]*, except that borrowings (and a pledge of assets therefor) for temporary or emergency purposes may be made from banks in any amount up to 5% of the total asset value.	Franklin Money Fund, The Money Market Portfolio

Borrow money, except from a bank for temporary or emergency purposes and not for investment purposes, and then in an amount not exceeding 10% of the value of the Fund’s total assets at the time of borrowing. (No new investments will be made by the Fund while any outstanding borrowings exceed 5% of its total assets.) Secured temporary borrowings may take the form of reverse repurchase agreements, pursuant to which the Fund would sell portfolio securities for cash and simultaneously agree to repurchase them at a specified date for the same amount of cash plus an interest component.	Franklin Tax-Exempt Money Fund

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*	The fundamental investment restriction regarding pledging or mortgaging a Fund’s assets is recommended to be eliminated.

Underwriting
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Act as underwriter of securities issued by other persons except insofar as the Fund may be technically deemed an underwriter under federal securities laws in connection with the disposition of portfolio securities.	Franklin Federal Tax-Free Income Fund, The Money Market Portfolio

Act as underwriter of securities issued by other persons except insofar as the Fund may technically be deemed an underwriter under the federal securities laws in connection with the disposition of portfolio securities, except that all or substantially all of the assets of the Fund may be invested in another registered investment company having the same investment objective and policies as the Fund.	Franklin Money Fund

Underwrite any issue of securities, except to the extent that the purchase of municipal obligations in accordance with the Fund’s investment goals, policies and restrictions, either directly from the issuer, or from an underwriter for an issuer, may be deemed to be underwriting.	Franklin Tax-Exempt Money Fund

Lending
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Lend any funds or other assets, except by the purchase of a portion of an issue of publicly distributed bonds, debentures, notes or other debt securities, or to the extent the entry into a repurchase agreement may be deemed a loan. Although such loans are not presently intended, this prohibition will not preclude the Fund from loaning securities to securities dealers or other institutional investors if at least 102% cash collateral is pledged and maintained by the borrower provided such security loans may not be made if, as a result, the aggregate of such loans exceeds 10% of the value of the Fund’s total assets at the time of the most recent loan.	Franklin Federal Tax-Free Income Fund

Make loans, except (a) through the purchase of debt securities in accordance with the investment objective and policies of the Portfolio, (b) to the extent the entry into a repurchase agreement is deemed to be a loan, or (c) by the loan of its portfolio securities in accordance with the policies described below.	Franklin Money Fund

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Make loans, except by (i) the purchase of a portion of an issue of debt securities in accordance with its investment goals, policies, and restrictions, (ii) engaging in repurchase transactions, and (iii) making loans of portfolio securities not in excess of 10% of the value of the Fund’s total assets.	Franklin Tax-Exempt Money Fund

Make loans, except (a) through the purchase of debt securities in accordance with the investment goals and policies of the Fund, (b) to the extent the entry into a repurchase agreement is deemed to be a loan, or (c) by the loan of its portfolio securities in accordance with the policies described below.	The Money Market Portfolio
Real Estate
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Acquire, lease or hold real estate, except such as may be necessary or advisable for the maintenance of its offices.	Franklin Federal Tax-Free Income Fund

Acquire, lease or hold real estate, provided that this limitation shall not prohibit the purchase of municipal and other debt securities secured by real estate or interests therein.	Franklin Money Fund, The Money Market Portfolio

Purchase or sell real estate, but this shall not prevent the Fund from investing in municipal obligations secured by real estate or interests therein.	Franklin Tax-Exempt Money Fund

Commodities
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Invest in commodities and commodity contracts.	Franklin Federal Tax-Free Income Fund, Franklin Money Fund, The Money Market Portfolio

Purchase or sell commodities or commodity contracts.	Franklin Tax-Exempt Money Fund

Senior Securities
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Issue senior securities.	Franklin Federal Tax-Free Income Fund, Franklin Money Fund, Franklin Tax-Exempt Money Fund, The Money Market Portfolio
Concentration
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Invest more than 25% of assets in securities of any industry. For purposes of this limitation, tax-exempt securities issued by governments or political subdivisions of governments are not considered to be part of any industry.	Franklin Federal Tax-Free Income Fund
Invest more than 25% of its assets in securities of any industry, although for purposes of this limitation, U.S. government obligations are not considered to be part of any industry. This prohibition does not apply where the Fund’s policies, as described in the prospectus, state otherwise, and further does not apply to the extent that the Fund invests all of its assets in another registered investment company having the same investment objective and policies.	Franklin Money Fund

Purchase securities (other than municipal bonds, notes and obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities) if, as a result, more than 25% of total Fund assets would be invested in any one industry.	Franklin Tax-Exempt Money Fund

Invest more than 25% of its assets in securities of any industry, although for purposes of this limitation, U.S. government obligations are not considered to be part of any industry. This prohibition does not apply where the policies of the Fund as described in Part A specify otherwise.	The Money Market Portfolio

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Diversification
Current Fundamental Investment Restriction (The Fund may not . . .)	Fund
Purchase the securities of any issuer which would result in owning more than 10% of the voting securities of such issuer.

As a fundamental policy, the Fund will not buy a security if, with respect to 75% of its total assets, more than 5% would be in the securities of a single issuer.	Franklin Federal Tax-Free Income Fund
Buy a security if, with respect to 75% of its total assets, more than 5% would be invested in the securities of any one issuer. This limitation does not apply to obligations issued or guaranteed by the U.S. government or its instrumentalities.

Invest in a security if the Fund would own more than 10% of the outstanding voting securities of any one issuer. This limitation does not apply to obligations issued or guaranteed by the U.S. government or its instrumentalities.

As a money market fund, the Fund must follow certain procedures required by federal securities laws that may be more restrictive than some of the Fund’s other policies or investment restrictions. With respect to diversification, these procedures require that the Fund not invest more than 5% of its total assets in securities of a single issuer, other than U.S. government securities, although it may invest up to 25% of its total assets in securities of a single issuer that are rated in the highest rating category for a period of up to three business days after purchase. The Fund also must not invest more than (a) the greater of 1% of its total assets or $1 million in securities issued by a single issuer that are rated in the second highest rating category; and (b) 5% of its total assets in securities rated in the second highest rating category. These procedures are fundamental policies of the Fund, except to the extent that the Fund invests all of its assets in another registered investment company with the same investment objective and substantially similar policies as the Fund.	Franklin Money Fund
Purchase the securities of any issuer (except the U.S. government, its agencies or instrumentalities or securities which are backed by the full faith and credit of the U.S.) if, as a result, more than 5% of its total assets would be invested in the securities of such issuer or more than 10% of the outstanding voting securities of any class of any issuer would be held by the Fund.	Franklin Tax-Exempt Money Fund

The Fund: (a) may not buy a security if, with respect to 75% of its total assets, more than 5% would be invested in the securities of any one issuer, and (b) may not invest in a security if the Fund would own more than 10% of the outstanding voting securities of any one issuer. These limitations do not apply to obligations issued or guaranteed by the U.S. government or its instrumentalities. In accordance with procedures adopted pursuant to Rule 2a-7 under the Investment Company Act of 1940 (1940 Act), the Money Fund will not invest more than 5% of the Money Fund’s total assets in Eligible Securities of a single issuer, other than U.S. government securities.

As a money market fund, the Fund must follow certain procedures required by federal securities laws that may be more restrictive than some of the Fund’s other policies or investment restrictions. With respect to diversification, these procedures require that the Fund not invest more than 5% of its total assets in securities of a single issuer, other than U.S. government securities, although it may invest up to 25% of its total assets in securities of a single issuer that are rated in the highest rating category for a period of up to three business days after purchase. The Fund also must not invest more than (a) the greater of 1% of its total assets or $1 million in securities issued by a single issuer that are rated in the second highest rating category; and (b) 5% of its total assets in securities rated in the second highest rating category. These procedures are fundamental policies of the Fund.	The Money Market Portfolio

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